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                                                                 Exhibit (l)(23)
                               PURCHASE AGREEMENT


         The Galaxy Fund, a Massachusetts business trust (the "Trust"), and PFPC Distributors, Inc., a Massachusetts corporation ("PFPC Distributors"), hereby agree with each other as follows:

                  1. The Trust hereby offers PFPC Distributors and PFPC Distributors hereby purchases (a) one (1) Class RR - Series 1 share, such share representing an interest in the Trust's Pennsylvania Municipal Bond Fund, at a purchase price of $10.05 per share, (b) one (1) Class SS - Series 1 share, one
(1) Class SS - Series 2 share and one (1) Class SS - Series 3 share, each such share representing an interest in the Trust's Large Cap Value Fund, at a purchase price of $14.21 per share, $14.18 per share and $13.89 per share, respectively, and (c) one (1) Class TT - Series 1 share, one (1) Class TT - Series 2 share and one (1) Class TT - Series 3 share, each such share representing an interest in the Trust's Large Cap Growth Fund, at a purchase price of $8.74 per share, $8.57 per share and $8.27 per share, respectively, aggregating to seven (7) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). PFPC Distributors hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from PFPC Distributors of funds in the amount of $77.91 in full payment for the Shares.

                  2. PFPC Distributors represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 27th day of August, 2001.

                                          THE GALAXY FUND


                                          By:     /s/ JOHN T. O'NEILL
                                                  -----------------------
                                          Name:   John T. O'Neill
                                          Title:  President


                                          PFPC DISTRIBUTORS, INC.


                                          By:     /s/ WILLIAM GREILICH
                                                  -----------------------
                                          Name:   William Greilich
                                          Title:  Vice President